Designated Filer:	Monarch Alternative Capital LP
Issuer & Ticker Symbol:	Pyxus International, Inc. (PYX)
Date of Event Requiring Statement:	February 21, 2023

Explanation of Responses:

(1)
This Form 4 is being filed on behalf of Monarch Alternative Capital LP, a Delaware limited partnership (“MAC”), MDRA GP LP, a Delaware limited partnership (“MDRA GP”), and Monarch GP LLC, a Delaware limited liability company (“Monarch GP” and, together with MAC and MDRA GP, the “Reporting Persons”). MAC serves as the investment advisor to the Monarch Funds (as defined below) with respect to the shares of Common Stock of Pyxus International, Inc. (the “Issuer”) beneficially owned by it by virtue of the authority granted to it by the Monarch Funds to vote and dispose of the securities directly held by such Monarch Funds. MDRA GP is the general partner of MAC and Monarch GP is the general partner of MDRA GP. Each of MAC, MDRA GP and Monarch GP may be deemed to indirectly beneficially own shares of Common Stock held directly by the Monarch Funds and disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.

(2)	Common Stock held directly by Monarch V Select Opportunities Master Fund LP (“MVSO”).
(3)	Common Stock held directly by Monarch Debt Recovery Master Fund Ltd (“MDRF”).
(4)	Common Stock held directly by Monarch Capital Master Partners V LP (“MCP5”).
(5)	Common Stock held directly by Monarch Capital Master Partners IV LP (“MCP4”),
(6)	Common Stock held directly by Monarch Special Opportunities Master Fund Ltd (“MSOP2”, together with MDRF, MVSO, MCP5 and MCP4, the “Monarch Funds”).